Exhibit 99.1

DIGITAL MUSIC GROUP, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Twelve Months Ended February 28, 2007

(Unaudited)

Revenue	$7,528,793
Cost of revenue:
Royalties and payments to content owners	4,862,878
Amortization of digital rights and master recordings	509,612

Gross profit	2,156,303
Operating, general and administrative expenses	6,283,634

Loss from operations	(4,127,331)
Interest income	1,324,184
Interest expense	(13,074)
Other income (expense), net	(24,145)

Loss before income taxes	(2,840,366)
Income taxes	(1,600)

Net loss	$(2,841,966)

The accompanying note is an integral part of this unaudited condensed consolidated statement of operations.

DIGITAL MUSIC GROUP, INC.

NOTE TO CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

1. ORGANIZATION AND BASIS OF PRESENTATION

Digital Music Group, Inc. (the “Company”) was incorporated in Delaware on April 11, 2005 and is engaged in the digital distribution of music and video content. On February 7, 2006, the Company completed its initial public offering (the “IPO”) of common stock, selling 3.9 million shares at $9.75 per share and generating net cash proceeds (after fees and expenses) to the Company of approximately $33.2 million. Concurrent with the closing of its IPO, the Company acquired all of the outstanding common stock of Digital Musicworks International, Inc., a California corporation (“DMI”), and certain assets of Rio Bravo Entertainment LLC, a Delaware limited liability company doing business as Psychobaby. The financial statement of Digital Music Group, Inc. prior to February 7, 2006 is the financial statements of DMI, which has been designated as the “acquiror” for financial reporting purposes. The results of operations from the assets acquired from Rio Bravo Entertainment LLC and of the Company are included in the financial statement beginning on February 7, 2006.

On September 8, 2006, the Company acquired all the membership interest of Digital Rights Agency, LLC, a California limited liability company (“DRA”), and DRA became a wholly-owned subsidiary of the Company. The unaudited condensed consolidated statement of operations includes the accounts of the Company and its wholly-owned subsidiary from the date of acquisition. All intercompany accounts and transactions have been eliminated.

The accompanying unaudited condensed consolidated statement of operations has been prepared to make an “earnings statement” generally available to security holders for purposes of the last paragraph of Section 11(a) of the Securities Act of 1933, as amended, and Rule 158 under that Act. In accordance with Rule 158(a)(1)(i), the accompanying statement has been prepared in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X that are applicable to statements of income contained in Part I, Item 1 of Form 10-Q. Accordingly, the accompanying unaudited condensed consolidated statement of operations is not accompanied by a condensed consolidated balance sheet or condensed consolidated statement of cash flows, and it does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation of the condensed consolidated statement of operations have been included.

The unaudited condensed consolidated statement of operations contained herein should be read in conjunction with the consolidated financial statements and notes included in the Form 10-K for Digital Music Group, Inc. for the year ended December 31, 2006, filed on March 30, 2007 with the Securities and Exchange Commission.